EXHIBIT 99.1

First Capital, Inc. Reports Third Quarter Earnings Increase

CORYDON, Ind., Oct. 28, 2016 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.8 million or $0.53 per diluted share for the quarter ended September 30, 2016, compared to $1.4 million or $0.51 per diluted share for the same period in 2015.  The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset by an increase in noninterest expenses.

As previously announced, on December 4, 2015, the Company completed its acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned bank subsidiary Peoples Bank of Bullitt County (collectively, “Peoples”), headquartered in Shepherdsville, Kentucky.  As part of the acquisition, the Company acquired total assets with a fair value of $240 million, assumed liabilities with a fair value of $211 million and issued 580,017 shares of Company common stock.

Net interest income after provision for loan losses increased $1.3 million for the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015. Interest income increased $1.7 million when comparing the two periods due to an increase in the average balance of interest-earning assets from $433.2 million for the third quarter of 2015 to $684.8 million for the third quarter of 2016.  This increase was partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.34% for the third quarter of 2015 to 3.72% for the third quarter of 2016.  Both the increase in the average balance of interest-earning assets and the decrease in the average tax-equivalent yield for the third quarter of 2016 are primarily attributable to the Peoples acquisition.  Through the acquisition of Peoples, the Company acquired loans, investment securities, interest-bearing deposits with banks and federal funds sold with a fair value of approximately $56 million, $132 million, $5 million and $28 million, respectively.  The high concentration of investment securities, interest-bearing deposits with banks and federal funds sold, which generally provide a lower yield than loans, led to a decrease in the overall tax-equivalent yield on interest-earning assets for the third quarter of 2016.  Interest expense increased $194,000 when comparing the periods as the average cost and average balance of interest-bearing liabilities increased from 0.26% to 0.31% and from $333.1 million to $531.9 million, respectively.  These changes were also primarily attributable to the Peoples acquisition, with the Company assuming deposit liabilities with a fair value of approximately $209 million.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 4.08% for the quarter ended September 30, 2015 to 3.41% for the same period in 2016.

The provision for loan losses was $200,000 for the quarter ended September 30, 2016, but no provision for loan losses was recorded for the quarter ended September 30, 2015.  Provision for loan losses are based on management’s analysis of the allowance for loan losses.  The Bank recognized net charge-offs of $69,000 for the quarter ended September 30, 2016 compared to $105,000 for the same period in 2015.

Noninterest income increased $524,000 for the quarter ended September 30, 2016 as compared to the same period in 2015 primarily due to increases in gains on the sale of loans, other income and service charges on deposit accounts of $240,000, $153,000 and $149,000, respectively.  The increase in other income was primarily due to the sale of the Company’s investment in another financial institution in July 2016, resulting in a gain of $145,000.

Noninterest expenses increased $1.3 million for the quarter ended September 30, 2016 as compared to the same period in 2015, due primarily to the increased expenses associated with operating the five offices acquired from Peoples.  Compensation and benefits expense increased $796,000 when comparing the two periods due to normal salary increases and the retained Peoples personnel.  Other operating expense and data processing expense also increased $225,000 and $209,000, respectively, when comparing the two periods.

For the nine months ended September 30, 2016, the Company reported net income of $5.1 million or $1.53 per diluted share compared to net income of $4.1 million or $1.49 per diluted share for the same period in 2015.

Net interest income after provision for loan losses increased $4.2 million for the nine months ended September 30, 2016 compared to the same period in 2015.  Interest income increased $5.2 million when comparing the two periods, due to an increase in the average balance of interest-earning assets from $437.6 million for 2015 to $682.3 million for 2016, partially offset by a decrease in the average tax-equivalent yield on interest-earning assets from 4.29% for 2015 to 3.78% for 2016.  Interest expense increased $668,000 as the average balance and average cost of interest-bearing liabilities increased from $339.6 million and 0.28%, respectively, in 2015 to $527.6 million and 0.35%, respectively, in 2016. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 4.01% for the nine months ended September 30, 2015 to 3.43% for the same period in 2016.

The provision for loan losses was $425,000 for the nine months ended September 30, 2016 compared to $50,000 for the same period in 2015.  The Bank recognized net charge-offs of $520,000 for the nine months ended September 30, 2016 compared to $1.4 million for the same period in 2015.  The net charge-offs recognized in the 2015 period primarily related to a $1.2 million charge-off on a commercial loan that had been fully reserved for in prior periods.

Noninterest income increased $929,000 for the nine months ended September 30, 2016 as compared to the same period in 2015.  The increase was primarily due to increases in service charges on deposit accounts and gains on the sale of loans of $441,000 and $272,000, respectively, when comparing the two periods.

Noninterest expenses increased $3.7 million for the nine months ended September 30, 2016 as compared to the same period in 2015, primarily due to increases in compensation and benefit expense of $2.2 million, other operating expense of $924,000, data processing expense of $513,000 and occupancy and equipment expense of $282,000 when comparing the two periods.  As discussed above, each of these increases are primarily attributable to the Peoples acquisition.

Total assets as of September 30, 2016 were $742.1 million compared to $715.8 million at December 31, 2015.  Investment securities and net loans receivable increased $60.5 million and $7.2 million, respectively, which was partially offset by a decrease in cash and cash equivalents of $38.8 million.  Investment securities increased due to management investing excess liquidity obtained in the Peoples acquisition primarily in government agency mortgage-backed securities.  Deposits also increased $21.6 million primarily due to increases in interest-bearing demand and savings deposits during the nine months ended September 30, 2016.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $11.2 million at December 31, 2015 to $10.1 million at September 30, 2016 as management continues to work to resolve nonperforming assets acquired from Peoples.

At September 30, 2016, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has seventeen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.  In March 2016, the Company also acquired property for a proposed branch location near the River Ridge development in Jeffersonville, Indiana.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non-FDIC insured investments to complement the Bank’s offering of traditional banking products and services. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2016	2015	2016	2015
(Dollars in thousands, except per share data)

Total interest income	$18,850	$13,604	$6,215	$4,553
Total interest expense	1,370	702	414	220
Net interest income	17,480	12,902	5,801	4,333
Provision for loan losses	425	50	200	0
Net interest income after provision for loan losses	17,055	12,852	5,601	4,333

Total non-interest income	4,733	3,804	1,750	1,226
Total non-interest expense	14,758	11,091	4,924	3,651
Income before income taxes	7,030	5,565	2,427	1,908
Income tax expense	1,897	1,463	666	507
Net income	$5,133	$4,102	$1,761	$1,401
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$5,123	$4,092	$1,758	$1,398

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.53	$1.49	$0.53	$0.51

Diluted	$1.53	$1.49	$0.53	$0.51

Weighted average common shares outstanding:
Basic	3,340,066	2,740,608	3,342,015	2,740,631

Diluted	3,341,853	2,740,981	3,344,049	2,741,469

OTHER FINANCIAL DATA

Cash dividends per share	$0.63	$0.63	$0.21	$0.21
Return on average assets (annualized)	0.94%	1.16%	0.96%	1.20%
Return on average equity (annualized)	8.88%	9.34%	8.96%	9.51%
Net interest margin	3.51%	4.08%	3.48%	4.14%
Interest rate spread	3.43%	4.01%	3.41%	4.08%
Net overhead expense as a percentage
of average assets (annualized)	2.70%	3.14%	2.68%	3.13%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2016	2015

Cash and cash equivalents	$70,381	$109,174
Interest-bearing time deposits	15,540	16,655
Investment securities	247,253	186,755
Gross loans	369,687	362,581
Allowance for loan losses	3,320	3,415
Earning assets	687,489	661,725
Total assets	742,077	715,827
Deposits	658,747	637,177
Stockholders' equity, net of noncontrolling interest	78,598	74,396
Non-performing assets:
Nonaccrual loans	3,882	4,222
Accruing loans past due 90 days	204	355
Foreclosed real estate	4,254	4,890
Troubled debt restructurings on accrual status	1,793	1,710
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.27%	12.15%
Tier I - risk based	14.60%	15.26%
Total risk-based	15.33%	16.07%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464